UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2014

MICROS SYSTEMS, INC

(Exact name of Registrant as specified in its charter)

MARYLAND	000-09993	52-1101488
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7031 Columbia Gateway Drive, Columbia, Maryland 21046-2289
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: 443-285-6000

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 19, 2014, MICROS Systems, Inc. (the “Company”) adopted the MICROS Systems Inc. Executive Severance Plan, which provides for the payment of specified severance benefits to employees selected by the Compensation and Nominating Committee of the Company (or, if designated by the Company, another committee) (the “Committee”). Included among the employees initially selected for participation are the following named executive officers: Cynthia A. Russo, Executive Vice President and Chief Financial Officer, and Kaweh Niroomand, Executive Vice President, Europe – Africa – Middle East Region.

Under the Plan, the Committee may provide, at its sole discretion, for payments to a participating executive if the executive's employment is involuntarily terminated by the Company other than on account of Good Cause (as defined in the Plan), death, or disability. The payments will include: (a) the executive's base salary during a period of between six to 18 months as designated by the Committee (the “Severance Period”); (b) the executive's annual target bonus for the fiscal year performance period in effect as of the date of his or her termination (the “Target Bonus”), prorated based on the portion of the fiscal year prior to the executive's termination; and (c) if applicable, reimbursement of the executive's COBRA cost of continued coverage under the Company's group health and dental plan, less amounts the eligible employee would be required to contribute for such coverage if he or she were an active employee of the Company (the “COBRA reimbursement”), for the Severance Period.

The Plan also provides for payments following a Change of Control (as defined in the Plan) if a specified termination event occurs (a so-called “double trigger”). Specifically, if, during the two-year period commencing on the date of a Change of Control, a participating executive's employment is terminated by the Company for any reason other than on account of Good Cause, death, or disability, the Company or its successor must pay to the executive the following: (a) an amount equal to (a) 1.5 times the sum of the executive's annual base salary, and Target Bonus, plus (b) the executive’s Target Bonus, prorated based on the portion of the fiscal year prior to the date of the executive's termination, plus (c) the COBRA reimbursement for a period of 18 months. The Plan also provides that upon a Change of Control, all Company equity-based awards granted to the executive and outstanding immediately prior to the date of the Change of Control will immediately vest.

The severance payments under the Plan are conditioned upon the Company's receipt of a standard release from the executive, including the executive's affirmation of continuing compliance with non-solicitation of clients/customers, confidentiality and non-recruitment of Company employee covenants, all as specified in the Plan.

The Plan does not include “tax gross-up” provisions. In the event that payments to a participating executive upon a change of control would be subject to the excise tax under Section 4999 of the Internal Revenue Code, the payments will be reduced to the maximum amount that could be paid without giving rise to the excise tax if, following the reduction, the executive would retain a greater amount of the after-tax payments than if no reduction were made. If no reduction is made, the executive will be responsible for the applicable excise tax.

Except as set forth below, the Company's Board of Directors may amend or terminate the Plan prior to the date of a Change of Control. An amendment may not discontinue or change any payments to an executive who was receiving severance benefits prior to the effective date of the amendment.

The foregoing summary of the Plan is qualified in its entirety by reference to the complete text of the Plan, which is filed as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
99.1	MICROS Systems Inc. Executive Severance Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 19, 2014

MICROS Systems, Inc.
(Registrant)

By:	/s/ Cynthia A. Russo
Cynthia A. Russo
Executive Vice-President, Chief Financial Officer